Exhibit 99.1

2941 Fairview Park Drive Suite 100 Falls Church, VA 22042-4513 www.generaldynamics.com	News

August 3, 2016

Contact: Lucy Ryan

Tel: 703 876 3631

lryan@generaldynamics.com

General Dynamics Elects Peter A. Wall to Board of Directors

FALLS CHURCH, Va. – The board of directors of General Dynamics (NYSE: GD) has elected Peter A. Wall to be a director of the corporation, effective August 3, 2016.

Wall was the Chief of the General Staff for the British Army from 2010 to 2014, during which he led the Army through significant transformation to ensure its relevance for the future.

Wall retired from the British Army in 2014 after 40 years of service. He also served as Commander in Chief, Land Command, from 2009 to 2010 and Director of Operations in the UK Ministry of Defence, from 2007 to 2009.

He is now the director of Amicus, a strategic leadership advisory firm working in the UK and overseas.

“Peter brings important insight into the operational requirements of our customers, as well as a deep understanding of UK and global security issues,” said Phebe N. Novakovic, chairman and chief executive officer of General Dynamics. “We look forward to benefiting from his experience and insights as a member of our board.”

Wall is an honorary fellow of the Royal Academy of Engineering. He is a graduate of the Royal Military Academy, Sandhurst, and Selwyn College, Cambridge, where he read engineering.

Wall is president of Combat Stress, the UK military veterans’ mental health charity.

More information about General Dynamics is available at www.generaldynamics.com.

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